UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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ESSENTIAL GROUP, INC.
(Name of Registrant As Specified In Its Charter)

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ESSENTIAL GROUP, INC.

1325 Tri-State Parkway, Suite 300

Gurnee, Illinois 60031

December     , 2006

To the Stockholders of

Essential Group, Inc.:

This Information Statement is being furnished to the stockholders of Essential Group, Inc., a Delaware corporation (“Essential Group” or the “Company”), in connection with a corporate action taken by the Company’s stockholders without a meeting of the stockholders pursuant to §228 of the Delaware General Corporation Law.

As more fully described in this Information Statement, the Company’s Board of Directors adopted a plan of recapitalization on December 4, 2006, and by written consent, holders of the required number of shares of the Company’s outstanding common and preferred stock also approved the plan of recapitalization as of December 4, 2006.

The plan of recapitalization authorizes an amendment to our amended and restated certificate of incorporation to effect:

•	a 1-for-1,200 reverse stock split of our Class A and Class B common stock; and

•	the reclassification of the outstanding shares of our Series A preferred stock as shares of our Class A common stock representing at least 76.71% of the issued and outstanding shares of our Class A and Class B common stock on a post-reverse stock split, fully-diluted basis.

The reverse stock split is intended, in part, to enable us to “go private” by allowing us to deregister our shares of Class A common stock.

The plan of recapitalization will not become effective until at least 20 days after the date of mailing of this Information Statement to stockholders.

This Information Statement is being mailed to the stockholders of Essential Group on or about December , 2006.

Very truly yours,

/s/ C. LEE JONES
C. Lee Jones
President and Chief Executive Officer

ESSENTIAL GROUP, INC.

1325 Tri-State Parkway, Suite 300

Gurnee, Illinois 60031

INFORMATION STATEMENT

dated December     , 2006

We are furnishing this Information Statement to the stockholders of Essential Group, Inc., a Delaware corporation, in connection with a corporate action taken by the Company’s stockholders without a meeting of the stockholders by the written consent of holders of the required number of shares of our outstanding common and preferred stock, as described below.

Unless otherwise noted, references to “Essential Group,” the “Company,” “we,” “our,” or “us” mean Essential Group, Inc., a Delaware corporation, and its subsidiary, AmericasDoctor.com Coordinator Services, Inc., a Delaware corporation. Our principal executive offices are located at 1325 Tri-State Parkway, Suite 300, Gurnee, Illinois 60031, and our telephone number is (847) 855-7500.

WE ARE NOT ASKING YOU FOR A PROXY, AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Our Board of Directors adopted a plan of recapitalization (the “Plan of Recapitalization”) on December 4, 2006. Holders of the required number of shares of our outstanding common and preferred stock entitled to vote (see “General—Stockholders Entitled To Vote”) have approved the adoption of the Plan of Recapitalization by written consent without a meeting of the stockholders. The Plan of Recapitalization authorizes an amendment to our amended and restated certificate of incorporation to effect:

•	a 1-for-1,200 reverse stock split of our Class A and Class B common stock (the “Reverse Stock Split”); and

•	the reclassification of the outstanding shares of our Series A preferred stock as shares of our Class A common stock representing at least 76.71% of the issued and outstanding shares of our Class A and Class B common stock on a post-Reverse Stock Split, fully-diluted basis (the “Preferred Stock Reclassification”).

This Information Statement is being mailed to the stockholders of the Company on or about December , 2006. It is being furnished, in accordance with Rule 14c-2 under Securities Exchange Act of 1934, solely to inform you of the approval of the Plan of Recapitalization before the Plan takes effect. No action is required by you, and no other stockholder approval is required.

The record date for determining the stockholders entitled to approve the Plan of Recapitalization by written consent and to receive this Information Statement was December 4, 2006.

Pursuant to Rule 14c-2, the Plan of Recapitalization will not take effect until at least 20 days after the date on which this Information Statement is mailed to you.

We will pay the cost of printing, handling and mailing this Information Statement.

Summary Term Sheet

Reverse Stock Split

Our Board of Directors adopted the Plan of Recapitalization on December 4, 2006. As of that date, holders of the required number of shares of our common and preferred stock approved the Plan of Recapitalization by written consent without a meeting of the stockholders. The Plan of Recapitalization consists of the Reverse Stock Split and the Preferred Stock Reclassification. The material terms of the Reverse Stock Split may be summarized as follows:

•	The Reverse Stock Split is a 1-for-1,200 reverse stock split of our Class A and Class B common stock, which means that each 1,200 pre-reverse split shares of Class A or Class B common stock that you own will become one share of post-reverse split Class A or Class B common stock. See “Plan of Recapitalization—Description of Plan—Reverse Stock Split.”

•	We will not issue any fractional shares. In lieu of issuing fractional shares, we will pay $0.01 in cash for each pre-reverse split share of Class A or Class B common stock that is not combined with other pre-reverse split shares to become one post-reverse split share of Class A or Class B common stock. See “Plan of Recapitalization—Description of Plan—Reverse Stock Split.”

•	If you own fewer than 1,200 shares of Class A or Class B common stock immediately prior to the Reverse Stock Split, you will cease to be a stockholder in the Company when the Reverse Stock Split becomes effective and instead will be entitled to a cash payment of $0.01 for each of your pre-reverse split shares of Class A or Class B common stock. See “Plan of Recapitalization—Description of Plan—Reverse Stock Split” and “Additional Factors Relating to Reverse Stock Split—Fairness of Reverse Stock Split.”

•	If you own 1,200 or more shares of Class A or Class B common stock immediately prior to the Reverse Stock Split, you will continue as a stockholder in the Company. Each 1,200 shares of pre-reverse split shares of Class A or Class B common stock that you own will become one share of post-reverse split Class A or Class B common stock when the Reverse Stock Split becomes effective, and you will be entitled to a cash payment of $0.01 for each of your remaining pre-reverse split shares of Class A or Class B common stock. See “Plan of Recapitalization—Description of Plan—Reverse Stock Split” and “Additional Factors Relating to Reverse Stock Split—Fairness of Reverse Stock Split.”

•	The Reverse Stock Split will not become effective until at least 20 days after the date of mailing of this Information Statement to stockholders. You do not have to take any action in connection with the Reverse Stock Split.

•	The Reverse Stock Split is anticipated to reduce the number of holders of record of shares of our Class A common stock from 544 holders of record to 248 holders of record. Because the number of holders of record will be reduced below 300, we will be able to deregister the shares of our Class A common stock and “go private” (that is, cease to be a public company subject to the reporting and other requirements of the Securities Exchange Act of 1934). See “Plan of Recapitalization—Purpose of Plan—Going Private.”

•	Our Board of Directors has determined that the Reverse Stock Split is fair and in the best interest of all of our stockholders. See “Additional Factors Relating to Reverse Stock Split—Fairness of Reverse Stock Split.”

•	Holders of Class A or Class B common stock who receive a cash payment for their fractional shares will realize a gain or loss on their fractional shares for U.S. federal income tax purposes. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Stock Split in light of your own particular circumstances. “Additional Factors Relating to Reverse Stock Split—Federal Income Tax Consequences.”

General

Stock

Our authorized capital stock consists of common and preferred stock. Our common stock consists of Class A and Class B common stock, par value $.001 per share. Our preferred stock consists of Series A-1, A-2, A-3, A-4, A-5, A-6 and A-7 preferred stock, par value $.001 per share (“Series A preferred stock”), Series B contingent convertible preferred stock, par value $.001 per share (“Series B preferred stock”), Series C contingent convertible preferred stock, par value $.001 per share (“Series C preferred stock”), and Series E preferred stock, par value $.001 per share (“Series E preferred stock”).

As of the close of business on the record date of December 4, 2006, we had outstanding 3,430,043 shares of Class A common stock, 685,324 shares of Class B common stock, 150,884 shares of Series A-1 preferred stock, 149,602 shares of Series A-2 preferred stock, 297,768 shares of Series A-3 preferred stock, 888,889 shares of Series A-4 preferred stock, 569,861 shares of Series A-5 preferred stock, 2,726,450 shares of Series A-6 preferred stock, 209,167 shares of Series A-7 preferred stock, 228,436 shares of Series B preferred stock, and 30,164 shares of Series E preferred stock. As of December 4, 2006, there were no shares of our Series C preferred stock outstanding.

Each outstanding share of our Class A common stock is entitled to one vote. Each outstanding share of our Series A preferred stock (other than Series A-7 preferred stock) is entitled to a number of votes equal to the number of shares of Class A common stock into which the share of preferred stock is convertible. With certain exceptions, shares of our Class B common stock, Series A-7 preferred stock and Series B preferred stock are non-voting.

Required Stockholder Approvals

Under our amended and restated certificate of incorporation, the respective certificates of designation of our Series A preferred stock and the Delaware General Corporation Law, the following shareholder approvals were required to be obtained in connection with the approval of the Plan of Recapitalization:

•	with respect to the approval of the Plan of Recapitalization as it relates to the Reverse Stock Split:

•	the approval of a majority of the outstanding shares of our Series A preferred stock (excluding our Series A-7 preferred stock), with all of the shares voting together in one pool on an as-if-converted basis; and

•	the approval of a majority of the outstanding shares of our Series A preferred stock (excluding our Series A-7 preferred stock), Series E preferred stock and Class A common stock, with all of the shares voting together in one pool on an as-if-converted basis.

•	with respect to the approval of the Plan of Recapitalization as it relates to the Preferred Stock Reclassification:

•	a majority of the outstanding shares of each series of our Series A preferred stock, with each series voting as a separate class; and

•	a majority of the outstanding shares of our Class A common stock and Series A preferred stock, with all of the shares voting together in one pool on an as-if-converted basis.

Approval of Plan of Recapitalization

Our Board of Directors adopted the Plan of Recapitalization on December 4, 2006. By a written consent dated as of the record date of December 4, 2006, holders of all of the issued and outstanding shares of our Series A-1, A-2, A-3, A-4 and A-7 preferred stock, holders of 476,621 shares of our Series A-5 preferred stock (83.6% of the issued and outstanding shares), holders of 1,557,490 shares of our Series A-6 preferred stock (57.1% of the issued and outstanding shares), and holders of 1,154,906 shares of our Class A approved the Plan of Recapitalization pursuant to §228 of the Delaware General Corporation Law.

This written consent was effective to satisfy the stockholder approval requirements in connection with the approval of the Plan of Recapitalization.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of December 4, 2006 with respect to our Class A common stock and preferred stock owned by (i) each person who beneficially owns more than five percent of our outstanding Class A common stock (on an as-converted basis) and preferred stock, (ii) each of our executive officers and directors and (iii) all of our executive officers and directors as a group.

	Class A Common Stock		Preferred Stock(1)
	Shares Owned(3)	Percentage Owned	Shares Owned	Percentage Owned
Name of Beneficial Owner (2)
Galen Partners (4)	1,879,425	35.7%	1,776,425	33.8%
Tullis-Dickerson Capital Focus II, L.P. (5)	1,515,763	36.1	771,740	14.7
GE Capital Equity Investments, Inc. (6)	603,501	16.4	248,618	4.7
Delphi Ventures(7)	534,471	13.5	516,971	9.8
Protostar Equity Partners, L.P. (8)	416,667	10.8	416,667	7.9
Geoffrey T. Freeman (9)	289,444	7.8	277,778	5.3
Henry A. Jordan (10)	289,445	7.8	277,778	5.3
Jennifer C. McNeil (11)	289,445	7.8	277,778	5.3
Premier Research Worldwide Ltd. (12)	268,124	7.5	127,292	2.4
Jane Taylor (13)	187,091	5.4	123,181	2.3
C. Lee Jones (14) (director and executive officer)	772,800	18.4	—	—
Pradip K. Banerjee, Ph.D. (15) (director)	181,000	5.0	—	—
Dennis N. Cavender (16) (executive officer)	138,750	3.9	—	—
Julie A. Ross (17) (executive officer)	146,295	4.1	205	*
Joan P. Neuscheler (18) (director)	1,574,763	37.0	771,740	14.7
All executive officers and directors as a group (5 persons)(19)	2,813,608	28.3	771,945	14.7	`

*	Less than one percent.
(1)	Our preferred stock consists of Series A-1, A-2, A-3, A-4, A-5, A-6 and A-7 preferred stock, Series B contingent convertible preferred stock, Series C contingent convertible preferred stock and Series E preferred stock. The shares of Series A-1, A-2, A-3, A-4, A-5, A-6, A-7 and Series E preferred stock are convertible, at the option of the holder, into shares of Class A common stock on a share-for-share basis. The Series B contingent convertible preferred stock and the Series C contingent convertible preferred stock are automatically convertible to shares of Class A common stock on a one-for-one basis upon the occurrence of specified conversion triggering events, including a reverse stock split of the Class A common stock.
(2)	Except as otherwise indicated, the mailing address of each person shown is c/o Essential Group, Inc., 1325 Tri-State Parkway, Suite 300, Gurnee, Illinois 60031.
(3)	Includes shares owned directly by the persons named and those shares with respect to which such persons directly or indirectly exercise voting or investment power. These amounts include shares of Class A common stock, preferred stock and warrants to purchase Class A common stock, if any, held by such persons. These amounts also include shares of Class A common stock and Series C contingent convertible preferred stock subject to outstanding stock options or warrants which are exercisable as of or within 60 days of December 4, 2006.
(4)	Includes 1,776,425 shares of Series A preferred stock and 44,000 shares of Class A common stock. Of these shares, 1,558,678 shares of Series A preferred stock and 40,196 shares of Class A common stock are held by Galen Partners III, L.P., 141,084 shares of Series A preferred stock and 3,639 shares of Class A common stock are held by Galen Partners International III, L.P., 6,382 shares of Series A preferred stock and 165 shares of Class A common stock are held by Galen Employee Fund III, L.P. and 70,281 shares of Series A preferred stock are held by Galen Associates. Also includes 47,000 shares of Class A common stock subject to outstanding warrants issued to Galen Advisors LLC and 12,000 shares of Class A common stock subject to warrants issued to Galen Investment Advisory Group, LLC. Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P., Galen Associates, Galen Advisors LLC and Galen Investment Advisory Group, LLC are each affiliates of Galen Partners. Galen Partners is located at 610 Fifth Avenue, Rockefeller Center, New York, New York 10020.
(5)	Consists of 771,740 shares of Series A preferred stock and 744,023 shares of Class A common stock. Of these shares,

96,550 shares of Series A preferred stock and 89,287 shares of Class A common stock are held by TD Javelin Capital Fund, L.P., 96,550 shares of Series A preferred stock and 89,287 shares of Class A common stock are held by TD Origen Capital Fund, L.P. and 578,640 shares of Series A preferred stock and 565,449 shares of Class A common stock are held by Tullis-Dickerson Capital Focus II, L.P. Joan P. Neuscheler, one of our directors, is an officer of Tullis-Dickerson & Co., Inc., the manager of TD Javelin Capital Fund, L.P., TD Origen Capital Fund, L.P. and Tullis-Dickerson Capital Focus II, L.P. Tullis-Dickerson Capital Focus II, L.P. is located at Two Greenwich Plaza, Greenwich Connecticut 06830.

(6)	Consists of 248,618 shares of Series A preferred stock and 354,883 shares of Class A common stock. GE Capital Equity Investments, Inc. is located at 120 Long Ridge Road, Stamford, Connecticut 60927.
(7)	Includes 516,971 shares of Series A preferred stock and 12,000 shares of Class A common stock. Of these shares, 259,045 shares of Series A preferred stock and 11,788 shares of Class A common stock are held by Delphi Ventures III, L.P., 4,664 shares of Series A preferred stock and 212 shares of Class A common stock are held by Delphi BioInvestments III, L.P., 248,147 shares of Series A preferred stock are held by Delphi Ventures IV, L.P. and 5,115 shares of Series A preferred stock are held by Delphi BioInvestments IV, L.P. Also includes 5,500 shares of Class A common stock subject to outstanding options issued to Donald Lothrop, a general partner of Delphi Ventures. Delphi Ventures is located at 3000 Sand Hill Road, Building 1, Suite 135, Menlo Park, California 94025.
(8)	Consists of 416,667 shares of Series A preferred stock. Protostar Equity Partners, L.P. is located at 13-15 West 54th Street, Fourth Floor, New York, New York 10019.
(9)	Consists of 277,778 shares of Series A preferred stock and 11,666 shares of Class A common stock subject to outstanding options. Mr. Freeman is located at 245 Rockland Road, Carlisle, Massachusetts 01741.
(10)	Consists of 277,778 shares of Series A preferred stock and 11,667 shares of Class A common stock subject to outstanding options. Mr. Jordan is located at 1465 Horseshoe Trail, Chester Springs, Pennsylvania 19425.
(11)	Consists of 277,778 shares of Series A preferred stock and 11,667 shares of Class A common stock subject to outstanding options. Ms. McNeil is located at Springbank Farm, 301 Five Point Road, Coatesville, Pennsylvania 19320.
(12)	Consists of 127,292 shares of Series A preferred stock and 140,832 shares of Class A common stock. Premier Research Worldwide, Ltd. is located at 30 South 17th Street, Philadelphia, Pennsylvania 19103.
(13)	Ms. Taylor holds the shares of Class A common stock jointly with her husband, James Taylor. Dr. and Ms. Taylor also jointly own 123,181 shares of our Series B contingent convertible preferred stock. The Taylors are located at 2814 North Junett Street, Tacoma, Washington 98407.
(14)	Consists of 772,800 shares of Class A common stock subject to outstanding options. See “—Executive Officer Stock Options.”
(15)	Consists of 181,000 shares of Class A common stock subject to outstanding options.
(16)	Consists of 138,750 shares of Class A common stock subject to outstanding options. See “—Executive Officer Stock Options.”
(17)	Consists of 146,295 shares of Class A common stock and 205 shares of Series C contingent convertible preferred stock subject to outstanding options. See “—Executive Officer Stock Options.”
(18)	Includes 59,000 shares of Class A common stock subject to outstanding options. Also includes 771,740 shares of Series A preferred stock and 744,023 shares of Class A common stock held by Tullis-Dickerson Capital Focus II, L.P., TD Javelin Capital Fund, L.P. and TD Origen Capital Fund, L.P. Ms. Neuscheler is an officer of the general partner of each of these funds, and as such has both voting power and investment power. Ms. Neuscheler disclaims beneficial ownership of such shares except to the extent of her proportionate pecuniary interest therein. See note 5 above.
(19)	Includes 788,023 shares of Class A common stock, 1,356,845 shares of Class A common stock subject to outstanding options and 205 shares of Series C contingent convertible preferred stock subject to outstanding options. Also includes shares of Series A preferred stock and shares of Class A common stock which are presently held by affiliates of Ms. Neuscheler. See note 18 above.

As of December 4, 2006, all of the outstanding shares of our Class B common stock, consisting of 685,324 shares, were beneficially owned by Affiliated Research Centers, LLC. Essential Group is the manager of Affiliated Research Centers, LLC.

Directors and Executive Officers

The following table sets forth the name, age and position of each of the members of our Board of Directors and our executive officers as of December 4, 2006.

Name	Age	Position
C. Lee Jones	50	President, Chief Executive Officer, Assistant Secretary and Director
Dennis N. Cavender	56	Executive Vice President, Chief Financial Officer and Secretary
Julie A. Ross	43	Executive Vice President
Pradip K. Banerjee, Ph.D.	54	Chairman of the Board
Joan P. Neuscheler	47	Director

C. Lee Jones. Mr. Jones has served as our Chief Executive Officer since February 2001 and as our President since September 2000. Mr. Jones also served as our Chairman from November 2000 until August 2004. He is also a member of our Nominating Committee. Mr. Jones served as our Chief Operating Officer from September 2000 until February 2001 and as our President, Research Services from March 2000 until September 2000. Mr. Jones has 22 years of pharmaceutical experience between The Upjohn Company and Abbott Laboratories. Prior to joining us, Mr. Jones was employed by Abbott Laboratories, where he served as Vice President of Information Technology from March 1996 until February 2000. Prior to that, Mr. Jones had served as the Director of Clinical Research at Abbott since August 1991.

Dennis N. Cavender. Mr. Cavender has served as our Chief Financial Officer and Secretary since January 2004 and as our Executive Vice President since March 1, 2005. He joined us in October 2003 as Assistant Chief Financial Officer. Mr. Cavender has over 30 years of broad experience in financial and operating positions, including 13 years of service in pharmaceutical, medical device and biotechnology companies. Prior to joining us, Mr. Cavender was President of Ascend Group, Ltd., an executive and financial consulting services company, from June 2002 to October 2003. From September 2000 until June 2002, Mr. Cavender served as Vice President, Merger and Acquisitions of Micron Electronics, Inc./Interland, Inc., a web hosting services company. Prior to that, Mr. Cavender was Executive Vice President and Chief Financial Officer of CyberCash, Inc., an internet payment services company, from July 1999 until September 2000. Mr. Cavender is also a partner of Tatum, L.L.C., a professional services firm.

Julie A. Ross. Ms. Ross has served as our Executive Vice President since October 2003. Prior to that, Ms. Ross served as our Vice President, Research Operations from June 2000 until October 2003. Ms. Ross joined us in October 1994 and has served in numerous positions, including Executive Director of Bids, Proposals & Contracts and Project Support Services from October 1999 until June 2000, Director of Bids, Proposals & Contracts from September 1998 until September 1999, Director of Project Development from March 1998 until August 1998, Manager of Business Development from April 1997 until March 1998, Director Operations from September 1996 until April 1997, Operations Manager from December 1995 until September 1996 and an IRB Coordinator from October 1994 until December 1995.

Pradip K. Banerjee, Ph.D. Dr. Banerjee has served as our Chairman since October 2004. Dr. Banerjee had previously been elected as a non-executive director in August 2004. Dr. Banerjee has been the Chief Executive Officer of University City Science Center, a developer of knowledge communities located in Philadelphia, Pennsylvania, since October 2004. Prior to joining University City Science Center in September 2004, Dr. Banerjee was a partner with Accenture where he worked in their Pharmaceutical Medical Products Research & Development Consulting Service from May 1994 until May 2005. Dr. Banerjee has also held research and development and business positions at Abbott Laboratories, Smith Kline and Eastman Kodak. Independent from his position as Chairman, Dr. Banerjee previously agreed to act as a consultant to management through December 31, 2005.

Joan P. Neuscheler. Ms. Neuscheler has served as a director since August 2000 and serves as a member of our Audit Committee and Compensation Committee. She is the director nominated by the holders of our Series A-1, Series A-2 and Series A-3 preferred stock pursuant to the terms of an investor rights agreement among us and certain of our stockholders. She has been the President of Tullis-Dickerson & Co., Inc., a venture capital firm, since July 1998 and was Treasurer and Chief Financial Officer from April 1989 to 2000. Ms. Neuscheler also serves on the board of directors of Adams Respiratory Therapeutics, Inc.

Executive Officer Stock Options

The following table sets forth information regarding the number and value of unexercised Class A common stock options held by each of our executive officers as of the record date. None of the executive officers holds any stock appreciation rights.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Record Date Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Record Date Exercisable/Unexercisable

C. Lee Jones	—	—	772,800/0	0/0
Dennis N. Cavender	—	—	138,750/0	0/0
Julie A. Ross	—	—	146,295/0	0/0

Stock Option Plans

A description of each of our current stock option plans follows. We do not intend to issue any additional stock options under these plans.

Amended and Restated 1996 Employee Stock Option Plan and Related Plans—Our Amended and Restated 1996 Employee Stock Option Plan and related plans give our Board of Directors broad discretion to grant stock options to officers and employees who are responsible for contributing to the management, growth or profitability of our business. The total number of shares for which options may be issued under the plans is 2,287,349 shares of Class A common stock and 29,549 shares of Series C contingent convertible preferred stock. Options for 1,857,823 shares of Class A common stock and 29,549 shares of Series C contingent convertible preferred stock have been issued, with an exercise price per share ranging from $0.77–$12.50. In December 2005, our Board of Directors approved the acceleration of the vesting of all of our outstanding options under these plans.

1996 Consultants Stock Option Plan—Our 1996 Consultants Stock Option Plan gives our Board of Directors broad discretion to grant stock options to consultants who contribute to our long range success. The total number of shares that may be issued under the plan is 300,000 shares of Class A common stock. Options for 217,159 shares of Class A common stock have been issued, with an exercise price per share ranging from $1.25–$12.50.

Amended and Restated 1996 Director Stock Option Plan and Related Plans—Our 1996 Amended and Restated Director Stock Option Plan and related plans give our Board of Directors broad discretion to grant stock options to directors who contribute to the management, growth or profitability of our business. The total number of shares that may be issued under the plans is 551,000 shares of Class A common stock and 32,112 shares of Series C contingent convertible preferred stock. Options for 498,000 shares of Class A common stock and 32,112 shares of Series C contingent convertible preferred stock have been issued, with an exercise price per share ranging from $1.25–$179.87.

Interest of Certain Persons In Matters Acted Upon

Affiliates of one of our directors, Joan P. Neuscheler, owned 771,740 shares of our Series A preferred stock and 744,023 shares of our Class A common stock as of the record date, and, accordingly, Ms. Neuscheler may be considered to have had an interest in the approval of the Plan of Recapitalization by the Board of Directors and stockholders.

Dissenters’ Right of Appraisal

Under the Delaware General Corporation Law, dissenters’ rights of appraisal are not available with respect to Reverse Stock Split or the Preferred Stock Reclassification unless the certificate of incorporation of the corporation expressly provides for dissenters’ rights of appraisal in such instances. Our certificate of incorporation does not contain such a provision.

Plan of Recapitalization

A copy of the Plan of Recapitalization is attached to this Information Statement as Exhibit A.

Purpose of Plan

The purpose of the Plan of Recapitalization is threefold:

•	the Reverse Stock Split is intended to enable us to “go private” (that is, cease to be a public company subject to the reporting and other requirements of the Securities Exchange Act of 1934);

•	the Preferred Stock Reclassification is intended to simplify our capital structure; and

•	the Preferred Stock is intended to facilitate additional equity financing.

Going Private—We are currently a public company by reason of the registration of our Class A common stock under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). The rules of the U.S. Securities and Exchange Commission (“SEC”) permit a public company to deregister a class of its equity securities that is registered under Section 12(g) of the Exchange Act if the number of shareholders of record of the class is less than 300.

The purpose of the Reverse Stock Split is to reduce the number of holders of record of shares of our Class A common stock below 300 in order to permit us to deregister our shares of Class A common stock and thereby “go private” and avoid the legal, accounting, reporting and corporate governance costs of remaining a public company. These costs are estimated to be $250,000 annually.

There are currently 544 holders of record of shares of our Class A common stock. Following the Reverse Stock Split, there will be 248 holders of record, and following the Preferred Stock Reclassification, there will be an additional 13 holders of record, for a total of 261 holders of record of our Class A common stock.

Simplification of Capital Structure—We currently have 10 series of authorized preferred stock and two classes of authorized common stock. Each of the seven series of Series A preferred stock is convertible into shares of Class A common stock. The number of shares of Class A common stock issuable upon conversion of a share of Series A preferred stock is equal to the Series A preferred stock’s “liquidation value” divided by the then effective “conversion price.” The conversion price is equal initially to the liquidation value and is subject to adjustment (that is, each series initially converts on a 1:1 ratio). The liquidation values for the Series A preferred stock range from $7.90 per share for Series A-7 to $50.13 per share for Series A-2.

Each share of Series A preferred stock is entitled to receive a dividend, when and if declared, at the rate of 8.0% per annum based on the share’s liquidation value, and has a liquidation preference in an amount equal to the share’s liquidation value plus the amount of dividends that would have accrued if dividends had accrued at the rate of 8.0% per annum from the date of issuance of the share to the record date for the liquidating distribution.

Under the Preferred Stock Reclassification, all of the shares of our Series A preferred stock will be reclassified as shares of (post-reverse split) Class A common stock, thereby simplifying our capital structure.

Our outstanding shares of Series B and Series E preferred stock will not be affected by the Preferred Stock Reclassification.

Future Equity Financing—Our new capital structure is expected to make it easier for us to raise additional equity. As disclosed in our quarterly report on Form 10-Q for the quarter ended September 30, 2006, our management does not believe that our cash on hand and the funds available under our credit facility with Silicon Valley Bank will be sufficient to meet our liquidity needs and fund operations through the next 12 months. With the approval of the our Board of Directors, our management is currently in discussions with certain stockholders about future financing to sustain and support the growth of our business. See “Additional Factors Relating to Reverse

Stock Split—Possible New Equity Investment.”

By eliminating all of the series of Series A preferred stock and their liquidation preferences, the Preferred Stock Reclassification will make our capital structure more transparent and enable us to provide new preferred stock investors with a liquidation preference ranking behind only the liquidation preferences of the Series B and Series E preferred stock (respectively, $2,284 on a post-reverse split basis and $377,050). Our management believes that any new equity investment in the Company that we are able to obtain, whether from the stockholders with whom we are currently discussing additional financing or from other parties, will insist on a liquidation preference superior in rank either to the liquidation preferences of all series of preferred stock or to the liquidation preferences of all series of preferred stock other than the Series B and Series E preferred stock.

Description of Plan

Under the Plan of Recapitalization, we will amend our amended and restated certificate of incorporation to effect:

•	a 1-for-1,200 reverse stock split of our Class A and Class B common stock and

•	the reclassification of the outstanding shares of our Series A preferred stock as shares of our Class A common stock representing at least 76.71% of the issued and outstanding shares of our Class A and Class B common stock on a post-reverse stock split, fully-diluted basis.

A copy of the certificate of amendment (the “Amendment”) is attached to the Plan of Recapitalization as Exhibit I and will be filed with the Secretary of State of the State of Delaware in accordance with Section 242 of the Delaware General Corporation Law. We will not make this filing until at least 20 days after the mailing of this Information Statement to stockholders.

Reverse Stock Split

Effective as of 3:00 p.m., Eastern Standard Time, on the day the Amendment is filed with the Secretary of State of the State of Delaware, each 1,200 shares of Class A common stock held of record by a holder of shares of Class A common stock will be combined, automatically and without any action of the holder, into one share of Class A common stock, and each 1,200 shares of Class B common stock held of record by a holder of shares of Class B common stock will be combined, automatically and without any action of the holder, into one share of Class B common stock. No fractional shares of Class A common stock or Class B common stock will be issued.

In lieu of any fractional share to which a holder of Class A or Class B Common Stock would otherwise be entitled, we will pay the holder cash in an amount determined on the basis of the value of a share of Class A or Class B Common Stock immediately prior to the Reverse Stock Split. Our Board of Directors has determined this value to be zero per share but has decided to use a nominal value of $0.01 per share for purposes of the Reverse Stock Split. See “Additional Factors Relating to Reverse Stock Split—Fairness of Reverse Stock Split.”

Our Series B preferred stock will be combined at a rate of 1-for-1,200 shares as well, as required by the certificate of designation for Series B preferred stock, which provides that any combination of shares of Class A common stock will cause a like combination of shares of Series B preferred stock.

Under the terms of our stock option plans, all of our outstanding stock options will be adjusted appropriately to reflect the Reverse Stock Split. The number of stock options outstanding, all of which are out-of-the-money, will be reduced from 2,634,643 shares to 2,196 shares (and the exercise price per share will be increased accordingly). Similarly, our outstanding Class A common stock purchase warrants, all of which are also out-of-the money, will be reduced from 71,250 shares to 59 shares (and the exercise price per share will be increased accordingly).

Preferred Stock Reclassification

Effective as of 3:01 p.m., Eastern Standard Time, on the day the Amendment is filed with the Secretary of State of the State of Delaware, our issued and outstanding shares of Series A-1, A-2, A-3, A-4, A-5, A-6 and A-7 preferred stock automatically will be reclassified as a number of shares of Class A common stock representing, in the aggregate, at least 76.71% of the issued and outstanding shares of Class A and Class B common stock on a post-Reverse Split, fully-diluted basis, taking into account (i) shares of Class A common stock already held by holders of the Series A preferred stock, (ii) outstanding stock options, (iii) outstanding Class A common stock purchase warrants, and (iv) 34,187 shares of Class A common stock for the issuance of stock option’s to the Corporation’s officers and employees that may be granted by our Board of Directors. The 76.71% ownership percentage was determined through negotiations between the holders of the Series A preferred stock and our management.

Specifically, the Series A preferred stock will be reclassified as a total of 133,234 (post-reverse split) shares of Class A common stock. Each of the series of Series A preferred stock will be reclassified as a pro rata portion of the 133,234 shares of Class A common stock in accordance with the respective amounts originally invested by the initial holders of stock of the respective series.

After the Preferred Stock Reclassification, the certificate of designation for each series of Series A preferred stock will be cancelled.

The shares of the Company’s Series B preferred stock, Series E preferred stock, Class A common stock and Class B common stock which are issued and outstanding immediately prior to the reclassification of the Series A preferred stock will not be reclassified. As previously noted, however, our Series B preferred stock will be combined at a rate of 1-for-1,200 shares, as required by its certificate of designation, which provides that any combination of shares of Class A common stock will cause a like combination of shares of Series B preferred stock.

Holders of Series A preferred stock are currently entitled to certain antidilution protection. This antidilution protection will not be available in respect of the (post-reverse split) shares of Class A common stock as which their shares of Series A preferred stock will be reclassified. Accordingly, in the event of the issuance of additional stock following the recapitalization (e.g., in connection with raising additional capital), current holders of Series A preferred stock would experience greater dilution of their respective equity interests in the Company than they would have experienced if they had retained their shares of Series A preferred stock.

To mitigate the dilutive effect of any future financing on the holders of Series A preferred stock, the Plan of Recapitalization provides that for the period beginning on the date that the Plan of Recapitalization becomes effective and continuing through December 31, 2007, each holder of shares of Class A common stock resulting from the reclassification of the holder’s (pre-reverse split) shares of Series A preferred stock will have the right to participate on equal terms in each financing of the Company by way of an equity investment or a loan. This right will exist on a pro rata basis determined by reference to all such holders’ original investments in their shares of Series A preferred stock. The right must be exercised in accordance with the terms and procedures described in the Plan of Recapitalization.

Capitalization

The following table shows our outstanding shares of preferred and common stock (i) as of the record date of December 4, 2006 and as they will be (ii) immediately following the Reverse Stock Split and (iii) immediately following the Preferred Stock Reclassification:

	Number of Shares Outstanding
	As of Record Date	After Reverse Stock Split	After Reclassification
Preferred Stock
Series A-1 preferred stock	150,884	150,884	—
Series A-2 preferred stock	149,602	149,602	—
Series A-3 preferred stock	297,768	297,768	—
Series A-4 preferred stock	888,889	888,889	—
Series A-5 preferred stock	569,861	569,861	—
Series A-6 preferred stock	2,726,450	2,726,450	—
Series A-7 preferred stock	209,167	209,167	—
Series B preferred stock	228,436	190	190
Series C preferred stock	—	—	—
Series E preferred stock	30,164	30,164	30,164

Total	5,251,221	5,251,221	30,354

Common Stock
Class A common stock	3,430,043	2,593	2,593
Class B common stock	685,324	571	571

Total	4,115,367	3,164	3,164

Additional Factors Relating to

Reverse Stock Split

Fairness of Reverse Stock Split

We believe that the Reverse Stock Split is fair to holders of our Class A and Class B common stock. The Reverse Stock Split will affect all holders of Class A and Class B common stock uniformly. By itself (that is, without regard to the Preferred Stock Reclassification), the Reverse Stock Split will not affect the relative ownership interests of holders of Class A and Class B common stock except to the extent that fractional shares are cashed out. Cashing out fractional shares will reduce the number of holders of record of shares of Class A common stock from 544 holders to 248 holders, with the effect that 296 current holders of Class A common stock will cease to be stockholders after the Reverse Stock Split. In addition, the relative interests of the remaining holders of Class A common stock will also be affected to some extent because there will be fewer shares of Class A and Class B common stock outstanding and each stockholder’s number of (post-reverse split) shares will reflect the cash out of fractional shares.

In determining the value of a share of Class A or Class B Common Stock immediately prior to the Reverse Stock Split to be zero, our Board of Directors took into account the following factors:

•	there is no market and has never been a market for shares of our Class A or Class B common stock;

•	the net book value of a share of our Class A or Class B common stock as of September 30, 2006 was $(25.41);

•	we had net losses of $2.8 million, $2.5 million and $0.2 million for the fiscal years ending December 31, 2003, 2004 and 2005 and a net loss of $0.9 million for the nine months ended September 30, 2006;

•	we have generated negative cash flows since inception;

•	our cash on hand and the funds available under our credit facility with Silicon Valley Bank will not be sufficient to meet our liquidity needs and fund operations through the next 12 months;

•	our preferred stock had a liquidation value of $64.1 million and a liquidation preference (liquidation value plus accrued dividends) of $101.5 million as of September 30, 2006;

•	the independent valuation that the Board received from Willamette Management Associates reported that the Company had a business enterprise value of $11.1 million as of October 31, 2006 and that the fair market value of our Class A and Class B common stock as of that date was zero.

The Board assigned greater weight to the final three factors than to the first four, and gave the liquidation value and liquidation preference of our preferred stock the greatest weight.

Although our Board of Directors determined that the fair market value of shares of our Class A and Class B common stock was zero, the Board decided to use a nominal value of $0.01 per share for purposes of cashing out fractional shares in the Reverse Stock Split.

All of the members of our Board of Directors, including our two non-employee directors, voted to approve the Reverse Stock Split as one element of the Plan of Recapitalization.

Neither our Board nor the non-employee directors on the Board retained an unaffiliated representative to act solely on behalf of unaffiliated holders of our preferred and common stock in negotiating the terms of the Reverse Stock Split as one element of the Plan of Recapitalization.

Valuation Report

In connection with its consideration of the Plan of Recapitalization, our Board of Directors retained Willamette Management Associates, Inc. (“Willamette”) to conduct an analysis of the fair market value as of October 31, 2006 of (i) the business enterprise of the Company and (ii) our Class A and Class B common stock.

The valuation report that Willamette provided is not a fairness opinion regarding the transactions contemplated by the Plan of Recapitalization, including the Reverse Stock Split. We did not obtain a fairness opinion in connection with the Reverse Stock Split or the Preferred Stock Reclassification.

Willamette provided a written report dated December 1, 2006 to the Board and gave an oral presentation to the Board at a meeting on December 4, 2006. The essence of Willamette’s report is that, based upon certain assumptions, the matters considered and the limitations on review described in the report, it was Willamette’s opinion that, as of October 31, 2006, (i) the business enterprise value of the Company was $11.1 million, (ii) the fair market value of the Class A common stock was zero, and (iii) the fair market value of the Class B common stock was zero.

Willamette was engaged solely for purposes of rendering its valuation report, and the valuation report is not and should not be considered a fairness opinion or solvency analysis. Willamette provided its report for the information and assistance of our Board of Directors in connection with the Board’s consideration of the Reverse Stock Split. The report is not a recommendation as to how any of the Company’s stockholders should vote with respect to the Reverse Stock Split. The report does not address the Board of Directors’ underlying business decision to proceed with the Plan of Recapitalization and the Reverse Stock Split. The decision to implement the Reverse Stock Split and the determination of the consideration to be received by the holders of fractional shares of our Class A and Class B common stock was made solely by our Board of Directors. Willamette was not requested to and did not make any recommendation to the Board of Directors as to the form of the Reverse Stock Split or any alternative transaction. Willamette was not authorized to and did not solicit third party indications of interest in acquiring all or any part of the Company, or investigate any alternative transactions that may be available to the Company.

In performing its valuation, Willamette reviewed and considered the following data and documents, among others: our public filings including audited financial statements for fiscal years 2000 through 2005; our financial performance reported for the nine months ended September 30, 2005 and September 30, 2006; a financial model for fiscal years 2006 through 2010 that we prepared; the rights and privileges of our various issued securities; Ibbotson Associates, Stocks, Bonds, Bills, and Inflation, Valuation Edition, 2006 Yearbook; Ibbotson Associates, Cost of Capital 2006 Yearbook; Federal Reserve Statistical Release dated October 31, 2006; and guideline merged and acquired company information provided by SEC filings, press releases and publicly available databases. In addition, Willamette met with members of the management of the Company to discuss, among other matters, the past and current business operations, financial condition, and future prospects of the Company. Willamette also conducted such other analyses and examinations and considered such other information and financial, economic, and market criteria as it deemed appropriate in preparing its valuation report.

Willamette’s valuation report was based on certain assumptions regarding the Company. These assumptions included, among others:

•	the assumption that we would receive a $2.5 million capital infusion before the end of the first quarter of 2007;

•	the assumption that our line of credit availability would be increased due to the $2.5 million capital infusion;

•	the assumption that we would continue to operate as a going concern business; and

•	the assumption that we would maintain our credit facilities and would be relieved from financial covenant violations, if any.

In addition, Willamette relied upon and assumed the accuracy and completeness of all the financial, accounting and other information reviewed by it, and did not assume responsibility for the independent verification of this information.

The following is a summary of the valuation approaches and methods that Willamette used in connection with its report. The following summary, however, does not purport to be a complete description of the valuation analyses that Willamette performed. In addition, the order of approaches and methods described below does not represent relative importance or weight that Willamette gave to those analyses:

•	The market approach/guideline publicly traded company method—Under the market approach, using the guideline publicly traded company method, Willamette estimated the value of the Company based on an analysis of prices of guideline publicly traded companies that operate in the same industry. Under this method, the Company’s enterprise value was $8.9 million as of the valuation date, including a working capital deficit adjustment.

•	The market approach/guideline merged or acquired company method—Under market approach, using the guideline merged and acquired company method, Willamette utilized transaction pricing data from mergers and acquisitions involving companies in the same, or similar, lines of business as the Company. Under this method, the Company’s enterprise value was $10.5 million as of the valuation date, including a working capital deficit adjustment.

•	The income approach/discounted cash flow method. Under the income approach, using the discounted cash flow method, Willamette projected the financial performance of the Company over future period of time, including analyses of projected revenue, expenses, investment considerations, capital structure, residual value and present value discount. Under this method, the Company’s enterprise value as of the valuation date was $11.3 million.

Using these methods, and giving the most emphasis to the value derived from the discounted cash flow method, Willamette concluded that the fair market value of the Company as of the valuation date of October 31, 2006 was $11.1 million.

Willamette noted in its report that value is assigned to the Company’s common stock when the business enterprise value of the Company exceeds the value of its preferred stock. Willamette noted, in addition, that our preferred stock had a liquidation value as of the valuation date in excess of $64 million and a liquidation preference in excess of $100 million. Willamette concluded that the fair market value of the Class A and Class B common stock, on a nonmarketable, noncontrolling ownership interest basis, was zero as of the valuation date.

The full text of Willamette’s valuation report, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the preparation of the report, is available for inspection and copying during regular business hours at our principal executive offices at 1325 Tri-State Parkway, Suite 300, Gurnee, Illinois 60031.

Willamette is regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, employee stock ownership plan transactions, leveraged buyouts, restructurings, and valuations for estate, corporate and other purposes. Willamette is independent of the Company, and was selected by our Board of Directors on the basis of, among other things, Willamette’s valuation experience and reputation. Neither Willamette nor any of its employees involved in the preparation of the valuation report has a present or intended future financial interest in the Company.

Source and Amount of Funds

The only funds to be paid out in the Reverse Stock Split will be paid by the Company for fractional shares. We estimate that the total cash to be paid out for fractional shares will be approximately $3,184. There are no conditions attached to the payment of cash by the Company for fractional shares. We will be responsible for paying all costs related to the Reverse Stock Split. The source of these funds will be our working capital.

Possible New Equity Investment

We have entered into discussions with certain holders of our Series A preferred stock, including Galen Partners III, L.P., Tullis-Dickerson Capital Focus II, L.P., Delphi Ventures, IV, L.P., and Protostar Equity Partners, L.P., regarding a potential equity investment in the Company contingent upon implementation of the Plan of Recapitalization. These discussions are preliminary in nature, and may be terminated at any time. In that regard, no agreement, arrangement or understanding has been reached regarding the potential equity investment.

Negotiations have focused on an investment of $2.5 million in the Company pursuant to a new series of convertible preferred stock. It is currently contemplated that the terms of this investment may include the following:

•	the holders of the new series of convertible preferred stock would receive cash dividends at the rate of 10% per year;

•	the new series of convertible preferred stock would be convertible into 20% of the fully-diluted common stock of the Company;

•	in the event of any liquidation, dissolution or winding up of the Company, holders of the new series of convertible preferred stock would be entitled, after payment of the liquidation preference to holders of Series B preferred stock and Series E preferred stock and before any payment to holders of Class A and Class B common stock, to receive an amount equal to five times the original purchase price for their shares plus accrued dividends;

•	after three years, holders of two-thirds of the outstanding shares of the new series of convertible preferred stock would have the right to require the Company to redeem, on pro rata basis, 20% of the outstanding shares of such series for a price equal to the liquidation preference of such shares (five times the original purchase price for those shares plus accrued dividends), and to the extent that the Company did not have sufficient capital to make this redemption, the Company would issue promissory notes payable in three equal annual installments with accrued interest at the rate of 10% per year; and

•	the new series of convertible preferred stock would have voting rights equivalent to the number of shares of common stock into which it would be convertible.

There can be no assurance the Company will be able successfully to negotiate the terms of such a transaction with the prospective investors on terms acceptable to the Company, or, if such a transaction is concluded, that the additional capital raised will be sufficient to meet the Company’s liquidity needs.

Accounting Treatment

The Reverse Stock Split will not affect the par value of our Class A common stock or Class B common stock. As a result, the stated capital on our balance sheet attributable to shares of our Class A and Class B common stock will be reduced to 1/1,200 of its current amount, and the additional paid-in capital account will be credited with the amount by which the stated capital account is reduced. The per share net income or loss and net book value of the Class A and Class B common stock will be increased because there will be fewer shares outstanding.

Federal Income Tax Consequences

The Company will not recognize any gain or loss as a result of the Reverse Stock Split.

The following description of the material federal income tax consequences of the Reverse Stock Split to our stockholders is based on the Internal Revenue Code of 1986, related Treasury Regulations, judicial authority and current administrative rulings and practices in effect on the date of this Information Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). This discussion assumes that the shares of Class A common stock or Class B common stock are held as capital assets and were not acquired as compensation. State and local income tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which the stockholder resides. You are urged to consult your own tax advisor to determine the tax consequences to you in light of your particular circumstances.

A stockholder whose (pre-reverse split) shares of Class A or Class B common stock become a smaller number of (post-reverse split) shares of Class A or Class B common stock by reason of the Reverse Stock Split will not realize any gain or loss as a result. The stockholder’s adjusted basis in the stockholder’s (pre-reverse split) shares of Class A or Class B common stock will carry over to the stockholder’s (post-reverse split) shares of Class A or Class B common stock (except for the basis attributable to fractional shares that were cashed out).

A stockholder whose fractional shares of (pre-reverse split) shares of Class A or Class B common stock are cashed out in the Reverse Stock Split will realize capital gain or loss measured by the difference between the cash paid for the fractional shares and the stockholder’s adjusted basis in those shares. This capital gain or loss will be long-term capital gain or loss if the stockholder had held the fractional shares being cashed out for at least one year.

Exhibit A

Essential Group, Inc.

Plan of Recapitalization

A. The authorized stock of Essential Group, Inc. (the “Corporation”) consists of 10,000,000 shares of Preferred Stock, 25,000,000 shares of Class A Common Stock, and 685,324 shares of Class B Common Stock, all of which is par value $0.001 per share.

B. The Corporation’s issued and outstanding shares of stock consist of the following:

Number of Shares Issued and Outstanding
Preferred Stock
Series A-1 Preferred Stock	150,884
Series A-2 Preferred Stock	149,602
Series A-3 Preferred Stock	297,768
Series A-4 Preferred Stock	888,889
Series A-5 Preferred Stock	569,861
Series A-6 Preferred Stock	2,726,450
Series A-7 Preferred Stock	209,167
Series B Contingent Convertible Preferred Stock	228,436
Series C Contingent Convertible Preferred Stock	—
Series E Preferred Stock	30,164

Total	5,251,221

Common Stock
Class A Common Stock	3,430,043
Class B Common Stock	685,324

Total	4,115,367

C. The Corporation’s Board of Directors has determined that it would be in the best interests of the Corporation and its stockholders to recapitalize the Corporation by:

(i) a 1-for-1,200 reverse stock split of the Corporation’s issued and outstanding shares of Class A and Class B Common Stock, followed by

(ii) a reclassification of the Corporation’s issued and outstanding shares of Series A Preferred Stock as 133,324 shares of Class A Common Stock,

as described in the following Plan of Recapitalization.

1. Amendment of Certificate of Incorporation

Promptly after this Plan becomes effective as described in Paragraph 6, the Corporation shall amend its Amended and Restated Certificate of Incorporation to effect (i) a 1-for-1,200 reverse stock split of the Corporation’s issued and outstanding shares of Class A and Class B Common Stock, followed by (ii) a reclassification of the Corporation’s issued and outstanding shares of Series A Preferred Stock as 133,324 shares of Class A Common Stock.

The amendment to the Corporation’s Amended and Restated Certificate of Incorporation to accomplish this reverse stock split and reclassification shall be substantially in the form of the amendment attached to this Plan as Exhibit I (the “Amendment”). The Amendment adds two new paragraphs following the existing first paragraph of Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation.

2. Reverse Stock Split of Common Stock

The Corporation’s Class A Common Stock is currently registered under Section 12(g) of the Securities and Exchange Act of 1934 (the “Exchange Act”). The rules of the U.S. Securities and Exchange Commission (“SEC”) permit a public company to deregister a class of its equity securities that is registered under Section 12(g) of the Exchange Act if the number of shareholders of record of the class of securities is less than 300.

The objective of the reverse stock split is to reduce the number of holders of record of shares of the Corporation’s Class A Common Stock below 300 in order to permit the Corporation to deregister its shares of Class A Common Stock and avoid the financial, disclosure and corporate governance costs of remaining a public company. These costs are estimated to be $250,000 annually.

There are currently 544 holders of record of shares of Corporation’s Class A Common Stock. Following the reverse stock split, there will be 248 holders of record, and following the reclassification of the Corporation’s Series A Preferred Stock, there will be an additional 13 holders of record, for a total of 261 holders of record of the Corporation’s Class A Common Stock. As a result of the reverse stock split, the Corporation’s issued and outstanding shares of Class A and Class B Common Stock will be reduced from 3,430,043 shares of Class A Common Stock and 685,324 shares of Class B Common Stock to 2,593 shares of Class A Common Stock and 571 shares of Class B Common Stock. (Following the reclassification of the Series A Preferred Stock, the Corporation’s issued and outstanding shares of Class A Common Stock will be increased from 2,593 shares to 135,827 shares.)

As described in the Amendment, no fractional shares will be issued by reason of the reverse stock split. In lieu of any fractional share to which a holder of Class A or Class B Common Stock would otherwise be entitled, the Corporation will pay the holder cash in an amount determined on the basis of the value of a share of Class A or Class B Common Stock immediately prior to the reverse stock split. The Corporation’s Board of Directors has determined this value to be a nominal $0.01 per share taking into account, among other factors, (i) the independent opinion that the Board received from Willamette Management Associates that the fair market value of the Corporation’s business enterprise as of October 31, 2006 was $11.1 million and that the fair market value of both a share of Class A Common Stock and a share of Class B Common Stock was zero, and (ii) the liquidation preferences and rights of the Corporation’s Series A Preferred Stock, which were $100.5 million as of September 30, 2006.

As a result of the reverse stock split, there will be fractional shares otherwise issuable equal in the aggregate to 318,443 shares of Class A Common Stock prior to the reverse stock split. At a value of $0.01 per share, the Corporation’s payment for the these shares will be $3,184.43.

3. Reclassification of Series A Preferred Stock

The objective of the reclassification of the Corporation’s Series A Preferred Stock is to simplify the Corporation’s capital structure and eliminate the “overhang” of the liquidation rights and preferences of the Series A Preferred Stock. The Corporation’s Board of Directors believes that in doing so, the Corporation will more easily be able to obtain the equity or debt financing that it requires to meet its liquidity needs and to sustain and support the growth of its business.

The reclassification of the Corporation’s Series A Preferred Stock reclassifies those shares as shares of Class A Common Stock representing at least 76.71% of the issued and outstanding (post-reverse split) shares of Class A and Class B Common Stock on a fully-diluted basis, taking into account:

(a) 1,097 shares of Class A Common Stock to be held by holders of the Corporation’s Series A Preferred Stock following the reverse stock split in respect of the 1,322,010 shares of Class A Common Stock that they currently hold (out of the total of 3,430,043 shares of Class A Common Stock currently issued and outstanding);

(b) stock options for 2,196 shares of Class A Common Stock to be outstanding following the reverse stock split in respect of stock options for 2,634,643 shares of Class A Common Stock that are currently outstanding;

(c) stock purchase warrants for 59 shares of Class A Common Stock to be outstanding following the reverse stock split in respect of stock purchase warrants for 71,250 shares of Class A Common Stock that are currently outstanding; and

(d) 34,817 shares of Class A Common Stock to be reserved following the reverse stock split and reclassification for the issuance of stock options to the Corporation’s officers and employees that may be granted by the Corporation’s Board of Directors, as described in Paragraph 4(c).

To satisfy this percentage goal, which the Corporation determined by negotiations with holders of a majority of the shares of each series of the Corporation’s Series A Preferred Stock, the Amendment reclassifies the Corporation’s issued and outstanding shares of Series A Preferred Stock as 133,234 shares of Class A Common Stock.

The methodology underlying the reclassification of the Series A Preferred Stock as 133,324 shares of Class A Common Stock is that the reclassification should be made on a pro rata basis in accordance with the respective amounts originally invested by the initial holders of shares of the various series of Series A Preferred Stock. These amounts are as follows:

Preferred Stock	Investment
Series A-1 Preferred Stock	$4,000,000
Series A-2 Preferred Stock	7,500,000
Series A-3 Preferred Stock	2,500,000
Series A-4 Preferred Stock	10,000,000
Series A-5 Preferred Stock	4,501,902
Series A-6 Preferred Stock	32,717,400
Series A-7 Preferred Stock	2,510,004

Total	$63,729,306

Using this methodology, the shares of each series of Series A Preferred Stock which are issued and outstanding immediately prior to the reclassification shall be automatically reclassified as the following number of (post-reverse split) shares of Class A Common Stock:

Preferred Stock	Number of Shares of Class A Common Stock
Series A-1 Preferred Stock	8,362
Series A-2 Preferred Stock	15,680
Series A-3 Preferred Stock	5,227
Series A-4 Preferred Stock	20,906
Series A-5 Preferred Stock	9,412
Series A-6 Preferred Stock	68,400
Series A-7 Preferred Stock	5,247

Total	133,234

As described in the Amendment, the shares of each series of Series A Preferred Stock held by a holder of Series A Preferred Stock will be reclassified as a number of shares of Class A Common Stock equal to the product determined by multiplying 133,234 shares of Class A Common Stock by a fraction, (i) the numerator of which is the aggregate initial purchase price of the shares of the series of Series A Preferred Stock in question (viz., $26.51 in the case of a share of Series A-1 Preferred Stock, $50.13 in the case of a share of Series A-2 Preferred Stock, $8.40 in the case of a share of Series A-3 Preferred Stock, $11.25 in the case of a share of Series A-4 Preferred Stock, $7.90 in the case of a share of Series A-5 Preferred Stock, $12.00 in the case of a share of Series A-6 Preferred Stock, and $12.00 in the case of a share of Series A-7 Preferred Stock), and (ii) the denominator of which is $63,729,307, with any resulting fractional share rounded up to the next higher whole number of shares if the fraction is one-half or more and rounded down to the next lower whole number of shares if the fraction is less than one-half.

Promptly following the reclassification of the Series A Preferred Stock, the Corporation shall file a certificate with the Secretary of State of the State of Delaware pursuant to section 151(g) of the Delaware General Corporation Law to cancel the certificate of designation, preferences and rights for each series of the Corporation’s Series A Preferred Stock.

The shares of the Corporation’s Series B Contingent Preferred Stock and Series E Preferred Stock which are issued and outstanding immediately prior to the reclassification of the Series A Preferred Stock shall not be reclassified.

4. Reservation of Class A Common Stock

Immediately following the reverse stock split and reclassification, the Corporation shall reserve for issuance (or continue to reserve for issuance):

(a) 2,916 shares of Class A Common Stock to cover shares of stock issuable upon the exercise of outstanding stock options;

(b) 59 shares of Class A Common Stock to cover shares of stock issuable upon the exercise of outstanding stock purchase warrants; and

(c) 34,817 shares of Class A Common Stock to cover shares of stock issuable upon the exercise of stock options pursuant to stock options that may be granted following the reverse stock split and reclassification to officers and employees of the Corporation by the Board of Directors (or by its Compensation Committee) pursuant to a stock option or other plan approved by holders of a majority of the Corporation’s issued and outstanding shares of Class A Common Stock.

5. Right To Participate in Future Financings

For the period beginning on the date that this Plan becomes effective and continuing through December 31, 2007, each holder of shares of Class A Common Stock resulting from the reclassification of the holder’s shares of Series A Preferred Stock by reason of this Plan shall have the right to participate on equal terms in each financing of the Corporation by way of an equity investment or a loan. This right shall exist on a pro rata basis determined by reference to all such holders’ original investments in their shares of Series A Preferred Stock. Each holder shall have 10 business days after receipt of written notice from the Corporation (which shall include a copy of a signed term sheet containing substantially all of the terms of the proposed financing) in which to exercise the holder’s right to participate in the financing by giving written notice of exercise to the Corporation. If the holder does not exercise the holder’s right to participate during this 10-business-day period, the holder’s right to participate shall lapse (both as to the financing in question and any subsequent financings in which the holder would otherwise have a right to participate).

6. Effective Date

This Plan shall be submitted to the Corporation’s stockholders for their approval and shall not be or become effective until:

(a) this Plan has been approved by the Corporation’s stockholders in a manner complying with the Corporation’s Amended and Restated Certificate of Incorporation and the Delaware General Corporation Law,

(b) if this Plan is approved by less than unanimous written consent of the Corporation’s stockholders pursuant to section 228(e) of the Delaware General Corporation Law, the 20-day period beginning with the date of distribution to non-consenting stockholders of a definitive information statement pursuant to SEC Regulation 14C has expired, and

(c) the Corporation has duly complied with the requirements of SEC Rule 13e-3, including the filing of a Schedule 13E-3.

No approval of this Plan by a holder of Series A Preferred Stock shall be effective unless and until this Plan has been approved by holders of a majority of the issued and outstanding shares of each series of Series A Preferred Stock.

Exhibit I

Form of

Certificate of Amendment to

Amended and Restated Certificate of Incorporation

of

Essential Group, Inc.

The first paragraph of Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended to read as follows:

Fourth: Authorized Capital Stock. The Corporation is authorized to issue three classes of capital stock, designated Class A Common Stock, Class B Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 12,685,324 shares, consisting of: 25,000,000 shares of Class A Common Stock, par value $0.001 per share, 685,324 shares of Class B Common Stock, par value $0.001 per share and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

Effective as of 3:00 p.m., Eastern Standard Time, on the date of filing of this Certificate of Amendment (the “Reverse Split Effective Time”), a 1-for-1,200 reverse stock split of the Corporation’s Class A and Class B Common Stock shall occur as follows:

(a) each 1,200 shares of Class A Common Stock held of record by a holder of shares of Class A Common Stock immediately prior to the Reverse Split Effective Time shall be reclassified and combined into one share of Class A Common Stock, automatically and without any action by the holder, and represent one share of Class A Common Stock from and after the Reverse Split Effective Time; and

(b) each 1,200 shares of Class B Common Stock held of record by a holder of shares of Class B Common Stock immediately prior to the Reverse Split Effective Time shall be reclassified and combined into one share of Class B Common Stock, automatically and without any action by the holder, and represent one share of Class B Common Stock from and after the Reverse Split Effective Time.

No fractional shares of Class A or Class B Common Stock shall be issued by reason of this reclassification and combination. In lieu of any fractional share to which a holder of Class A or Class B Common Stock would otherwise be entitled, the Corporation shall pay the holder cash in an amount equal to the product determined by multiplying (i) the fractional share by (ii) 1,200 by (iii) $0.01 per share (being the nominal fair market value, as determined by the Corporation’s Board of Directors, of a share of Class A or Class B Common Stock immediately prior to the Reverse Split Effective Time).

Effective as of 3:01 p.m., Eastern Standard Time, on the date of filing of this Certificate of Amendment (the “Reclassification Effective Time”), all of the shares of each series of the Corporation’s Series A-1, A-2, A-3, A-4, A-5, A-6 and A-7 Preferred Stock (“Series A Preferred Stock”) held of record by a holder of Series A Preferred Stock immediately prior to the Reclassification Effective Time shall be reclassified as, automatically and without any action by the holder, and represent from and after the Reclassification Effective Time, a number of shares of Class A Common Stock equal to the product determined by multiplying 133,234 shares of Class A Common Stock by a fraction, (i) the numerator of which is the aggregate initial purchase price of the shares of the series of Series A Preferred Stock in question (viz., $26.51 in the case of a share of Series A-1 Preferred Stock, $50.13 in the case of a share of Series A-2 Preferred Stock, $8.40 in the case of a share of Series A-3 Preferred Stock, $11.25 in the case of a share of Series A-4 Preferred Stock, $7.90 in the case of a share of Series A-5 Preferred Stock, $12.00 in the case of a share of Series A-6 Preferred Stock, and $12.00 in the case of a share of Series A-7 Preferred Stock), and (ii) the denominator of which is $63,729,307 (being the aggregate initial purchase price of all of the shares of

Series A Preferred Stock held of record immediately prior to the Reclassification Effective Time), with any resulting fractional share rounded up to the next higher whole number of shares if the fraction is one-half or more and rounded down to the next lower whole number of shares if the fraction is less than one-half.